Exhibit 99.1

LKQ Corporation Announces 2007 Fourth Quarter and Full Year Results and 2008 Financial Guidance

Chicago, IL—February 27, 2008—LKQ Corporation (NASDAQ: LKQX) today announced results for its fourth quarter ended December 31, 2007, with revenue of $414.7 million, net income of $21.5 million and diluted earnings per share of $0.16.

“We finished the year with over $1.1 billion in revenue and $0.55 diluted earnings per share.  Our diluted earnings per share exceeded the high end of the range of our previously indicated financial guidance. We reported record revenue for the fourth quarter, and delivered revenue growth of approximately 103%, with organic revenue growth at 13% for the quarter. We are particularly pleased with our progress to date related to combining our aftermarket businesses with Keystone Automotive Industries, Inc.,” said Joe Holsten, President and Chief Executive Officer.

2007 Reported Results

All earnings per share amounts, stock price amounts and share counts discussed herein reflect our December 2007 two-for-one stock split.

For the fourth quarter of 2007, revenue increased 102.8% to $414.7 million compared with $204.5 million for the fourth quarter of 2006. Our organic revenue growth for the quarter was 13.3%. Net income for the quarter increased 111.3% to $21.5 million compared with $10.2 million for the fourth quarter of 2006. Diluted earnings per share was $0.16 for the quarter compared with $0.09 for the fourth quarter of 2006.

Our provision for income taxes for the fourth quarter of 2007 was lower than previously expected as a result of certain adjustments primarily related to valuation allowances. This benefit provided approximately $0.01 of diluted earnings per share to the quarter and the full year.

For the full year ended December 31, 2007, revenue increased 42.7% to $1.1 billion compared with $789.4 million for the same period in 2006. Organic revenue growth for the year was 12.4%. For the year ended December 31, 2007, net income increased 48.4% to $65.9 million compared with $44.4 million for the same period in 2006. Diluted earnings per share was $0.55 for the year ended December 31, 2007 compared with $0.40 for the same period a year ago.

Revenue from aftermarket collision replacement parts, paint, shop supplies, refurbished bumpers, refurbished wheels and refurbished lighting for the year ended December 31, 2007 was $401.3 million. In addition we operated an aluminum smelter that melts damaged and unusable wheel cores as a means of product disposal. For the year ended December 31, 2007, the smelter’s revenue was $38.4 million at a gross margin of approximately 4.8%, compared to $28.2 million of revenue at a gross margin of approximately 7.1% for the eleven months we owned the smelter in 2006.

The weighted average diluted shares outstanding for the fourth quarter of 2007 was 138.8 million compared to 112.3 million for the fourth quarter of 2006, and for the year ended December 31, 2007 was 119.9 million compared to 111.6 million for the year ended December 31, 2006.

On September 25, 2007, we completed a public offering of 27.6 million shares of our common stock at a price per share to the public of $15.50. The offering included 23.6 million shares sold by us and 4.0 million shares sold by selling stockholders. The shares sold by us included 3.6 million shares sold pursuant to the exercise of the underwriters’ over-allotment option. We received approximately $349.5 million in net proceeds from the sale of the shares by us in the offering, after deducting discounts and commissions and the estimated expenses of the offering.

Business Acquisitions in 2007

During the first nine months of 2007, we acquired eight businesses. They consisted of five recycled parts businesses, two aftermarket businesses and a small light refurbishing business. These businesses reported approximately $53.1 million of trailing annual revenue just prior to our acquisition of them.

On October 12, 2007 we acquired Keystone, the leader in the aftermarket vehicle collision replacement parts industry. For the fiscal year ended March 30, 2007, Keystone reported sales and net income of $714.0 million and $30.3 million, respectively.

In November, we acquired a retail oriented recycled parts business located in Portland, OR. Late in December, we acquired a recycled parts business located on 35 acres near Birmingham, AL. We will relocate our existing Birmingham recycled parts business to this new property during the latter part of 2008. In late December, we also acquired a business with locations in California and Indiana that specializes in buying OE repair parts. These three businesses reported approximately $15.1 million of trailing annual revenue just prior to our acquisition of them.

We obtained a senior secured debt financing facility from Lehman Brothers Inc. and Deutsche Bank Securities Inc. on October 12, 2007 to fund a portion of the Keystone acquisition. This facility consists of approximately $750 million of borrowing capacity. It is made up of a six year $610 million term loan, a six year CDN $40 million Canadian term loan, a six year $15 million dual currency (Canadian dollars and U.S. dollars) revolving credit facility, and a six year $85 million revolving credit facility. As of February 26, 2008, we had outstanding debt under our new debt facility of approximately $650 million.

Company Outlook

We expect that 2008 organic revenue growth will be approximately 10%, with the balance of revenue growth being the full year impact of 2007 business acquisitions. Excluding the effect of any 2008 restructuring expenses we may have related to the

Keystone acquisition we expect full year 2008 net income to be within a range of $102.0 million to $108.0 million and diluted earnings per share to be between $0.73 and $0.77.

We anticipate that net cash provided by operating activities for 2008 will be over $85.0 million. We estimate our full year 2008 capital expenditures related to property and equipment, excluding expenditures for acquiring businesses, will be between $65.0 million to $75.0 million. This includes approximately $10.0 million related to capital expenditures planned for late 2007 on projects that became delayed and approximately $4.8 million related to restructuring our aftermarket business as a result of the Keystone acquisition.

We estimate the weighted average diluted shares outstanding for the full year 2008 will be approximately 140 million. These share numbers are estimates and will be affected by factors such as any future stock issuances, the number of our options exercised in subsequent periods, and changes in our stock price.

2007 Earnings Results and 2008 Financial Guidance Conference Call

We will host an audio webcast to discuss our 2007 earnings results and our 2008 financial guidance on Wednesday, February 27, 2008 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until March 12, 2008.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights used to repair light vehicles. LKQ operates approximately 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration;

•                  the ability to maintain Keystone’s vendor and key customer relationships and retain key employees;

•                  the availability and cost of inventory;

•                  pricing of new OEM replacement parts;

•                  variations in vehicle accident rates;

•                  changes in state or federal laws or regulations affecting our business;

•                  fluctuations in fuel prices;

•                  changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•                  changes in the types of replacement parts that insurance carriers will accept in the repair process;

•                  the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•                  declines in asset values;

•                  uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•                  uncertainty as to our future profitability;

•                  increasing competition in the automotive parts industry;

•                  our ability to increase or maintain revenue and profitability at our facilities;

•                  uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•                  our ability to operate within the limitations imposed by financing arrangements;

•                  our ability to obtain financing on acceptable terms to finance our growth;

•                  our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•                  our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•                  other risks that are described in our Form 10-K filed February 28, 2007 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$414,735	$204,546	$1,126,825	$789,381

Cost of goods sold	229,621	112,960	621,076	431,832

Gross margin	185,114	91,586	505,749	357,549

Facility and warehouse expenses	40,145	23,273	116,577	86,298

Distribution expenses	39,995	19,967	108,185	80,088

Selling, general and administrative expenses	54,874	26,929	140,843	102,174

Restructuring expenses	388	—	388	—

Depreciation and amortization	6,550	3,059	17,099	11,823

Operating income	43,162	18,358	122,657	77,166

Other (income) expense:
Interest expense, net	9,945	1,705	16,012	5,824
Other income, net	(483)	(307)	(1,626)	(1,479)

Total other expense	9,462	1,398	14,386	4,345

Income before provision for income taxes	33,700	16,960	108,271	72,821

Provision for income taxes	12,168	6,770	42,370	28,426

Net income	$21,532	$10,190	$65,901	$44,395

Net income per share:
Basic	$0.16	$0.10	$0.58	$0.42

Diluted	$0.16	$0.09	$0.55	$0.40

Weighted average common shares outstanding:
Basic	133,401	106,661	114,161	105,655

Diluted	138,848	112,336	119,938	111,633

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,901	$44,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,018	12,086
Gain on sale of property and equipment	(138)	(20)
Stock-based compensation expense	3,039	2,461
Writeoff of debt issuance costs	424	—
Deferred income taxes	4,304	3,618
Gain on sale of investment securities	—	(719)
Excess tax benefit from exercise of stock options	(19,257)	(7,101)
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(11,026)	(4,133)
Inventory	(35,134)	(8,671)
Prepaid income taxes / income taxes payable	17,000	7,071
Other operating assets and liabilities	11,238	3,394

Net cash provided by operating activities	54,369	52,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(38,401)	(36,152)
Proceeds from sale of property and equipment	602	250
Proceeds from sale of investment securities	—	848
Repayment of escrow	—	(2,561)
Decrease in restricted cash in escrow	—	450
Cash used in acquisitions	(868,022)	(73,492)

Net cash used in investing activities	(905,821)	(110,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	349,529	—
Proceeds from exercise of stock options and warrants	12,080	6,262
Retirement of redeemable common stock	(1,125)	—
Excess tax benefit from exercise of stock options	19,257	7,101
Debt issuance costs	(12,832)	—
Net borrowings of long-term debt	554,720	45,771

Net cash provided by financing activities	921,629	59,134

Effect of exchange rate changes on cash and equivalents	33	—

Net increase in cash and equivalents	70,210	858

Cash and equivalents, beginning of period	4,031	3,173

Cash and equivalents, end of period	$74,241	$4,031

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2007	2006
Assets

Current Assets:
Cash and equivalents	$74,241	$4,031
Receivables, net	125,572	49,254
Inventory	320,238	124,541
Deferred income taxes	18,809	2,619
Prepaid income taxes	6,344	—
Prepaid expenses	8,088	3,369

Total Current Assets	553,292	183,814

Property and Equipment, net	217,059	127,084
Intangibles	900,832	246,300
Other Assets	21,472	7,157

Total Assets	$1,692,655	$564,355

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$68,871	$19,242
Accrued expenses	73,172	29,504
Income taxes payable	—	304
Deferred revenue	4,844	3,859
Current portion of long-term obligations	16,936	8,485

Total Current Liabilities	163,823	61,394

Long-Term Obligations, Excluding Current Portion	641,526	91,962
Deferred Income Tax Liability	25,607	1,848
Other Noncurrent Liabilities	11,922	7,332

Redeemable Common Stock, $0.01 par value, 200,000 shares issued at December 31, 2006	—	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 134,149,066 and 106,599,654 shares issued at December 31, 2007 and 2006, respectively.	1,341	1,066
Additional paid-in capital	705,778	322,656
Retained earnings	142,039	76,422
Accumulated other comprehensive income	619	1,058

Total Stockholders’ Equity	849,777	401,202

Total Liabilities and Stockholders’ Equity	$1,692,655	$564,355

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

($ in thousands)

	Three Months Ended December 31,
	2007		2006
		% of		% of
Operating Highlights		Revenue		Revenue	$ Growth	% Growth

Revenue	$414,735	100.0%	$204,546	100.0%	$210,189	102.8%

Cost of goods sold	229,621	55.4%	112,960	55.2%	116,661	103.3%

Gross margin	185,114	44.6%	91,586	44.8%	93,528	102.1%

Facility and warehouse expenses	40,145	9.7%	23,273	11.4%	16,872	72.5%

Distribution expenses	39,995	9.6%	19,967	9.8%	20,028	100.3%

Selling, general and administrative expenses	54,874	13.2%	26,929	13.2%	27,945	103.8%

Restructuring expenses	388	0.1%	—	0.0%	388	—

Depreciation and amortization	6,550	1.6%	3,059	1.5%	3,491	114.1%

Operating income	43,162	10.4%	18,358	9.0%	24,804	135.1%

Other (income) expense:
Interest expense, net	9,945	2.4%	1,705	0.8%	8,240	483.3%
Other income, net	(483)	-0.1%	(307)	-0.2%	(176)	57.3%

Total other expense	9,462	2.3%	1,398	0.7%	8,064	576.8%

Income before provision for income taxes	33,700	8.1%	16,960	8.3%	16,740	98.7%

Provision for income taxes	12,168	2.9%	6,770	3.3%	5,398	79.7%

Net income	$21,532	5.2%	$10,190	5.0%	$11,342	111.3%

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

($ in thousands)

	Year Ended December 31,
	2007		2006
		% of		% of
Operating Highlights		Revenue		Revenue	$ Growth	% Growth

Revenue	$1,126,825	100.0%	$789,381	100.0%	$337,444	42.7%

Cost of goods sold	621,076	55.1%	431,832	54.7%	189,244	43.8%

Gross margin	505,749	44.9%	357,549	45.3%	148,200	41.4%

Facility and warehouse expenses	116,577	10.3%	86,298	10.9%	30,279	35.1%

Distribution expenses	108,185	9.6%	80,088	10.1%	28,097	35.1%

Selling, general and administrative expenses	140,843	12.5%	102,174	12.9%	38,669	37.8%

Restructuring expenses	388	0.0%	—	0.0%	388	—

Depreciation and amortization	17,099	1.5%	11,823	1.5%	5,276	44.6%

Operating income	122,657	10.9%	77,166	9.8%	45,491	59.0%

Other (income) expense:
Interest expense, net	16,012	1.4%	5,824	0.7%	10,188	174.9%
Other income, net	(1,626)	-0.1%	(1,479)	-0.2%	(147)	9.9%

Total other expense	14,386	1.3%	4,345	0.6%	10,041	231.1%

Income before provision for income taxes	108,271	9.6%	72,821	9.2%	35,450	48.7%

Provision for income taxes	42,370	3.8%	28,426	3.6%	13,944	49.1%

Net income	$65,901	5.8%	$44,395	5.6%	$21,506	48.4%

The following table reconciles EBITDA to net income:

	Three Months		Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(In thousands)

Net income	$21,532	$10,190	$65,901	$44,395
Depreciation and amortization	7,086	3,171	18,018	12,086
Interest, net	9,945	1,705	16,012	5,824
Provision for income taxes	12,168	6,770	42,370	28,426

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$50,731	$21,836	$142,301	$90,731

EBITDA as a percentage of revenue	12.2%	10.7%	12.6%	11.5%